Exhibit 10.1

October 8, 2025

Chris DelOrefice

Sent via email

Re:  Offer of Employment – Chief Financial Officer

Dear Chris,

On behalf of Ulta Beauty and our Board of Directors, I'm pleased to offer you the Chief Financial Officer position. In this full-time exempt position, your starting annual salary will be $980,000 paid bi−weekly. In addition, beginning in fiscal year 2026, you will be eligible to participate in our Corporate Bonus Program targeted at 125% of your annual salary, with the opportunity to earn up to 200% of your target bonus amount.

Annual bonuses are prorated based on time in position. You will receive additional materials on the Bonus Program after your employment commences. Bonus payouts are subject to Board approval and your continued employment with Ulta Beauty.

Your effective date in this new role will be December 5, 2025, which will be confirmed upon the successful completion of your prescreening requirements.

You will also be eligible to participate in the company’s annual long term incentive plan (“LTIP”). The 2026 target grant value of your LTIP award will be 450% of your salary ($4,410,000) and will be in the form of 50% of the grant value in Restricted Stock Units (“RSUs”) and 50% of the grant value in stock options. We anticipate that you will receive your award in March of 2026 and that the RSUs will cliff vest on March 15, 2029, and the options will ratably vest 25% on March 15th of each year following the grant.

You will be granted an equity award of RSUs with a grant value of $1,100,000 with a one-year vesting period and a lump sum cash payment of $1,000,000. The cash award is subject to a claw back if you voluntarily resign or terminated for cause within one year of your start date.  The lump sum cash payment will be paid approximately within 30 days after your start date.  The payment will be less any withholding and payroll taxes.

You will also be granted an equity award of RSUs with a grant value of $2,200,000 with 2-year cliff vesting. We expect that these equity awards will be granted to you on December 9, 2025.

All equity grants are subject to the provisions contained in the applicable plan and grant agreements, including but not limited to your execution of and continuing compliance with all terms and conditions of the Confidential Information and Protective Covenant Agreement.

Our benefits show we focus on you.

We offer benefits that go beyond, including healthcare that begins from day one. In addition to medical, vision and dental group insurance, we also offer opportunities including participation in our 401(k) Plan, Flexible Spending Accounts, and our Employee Discount program among other benefits.

If you wish to participate in some or all of Ulta Beauty’s benefit plans, you must enroll within the first thirty (30) days after your start date with us. You will be eligible for the 401(k) plan on the first day of the month following sixty (60) days of employment. You will also be eligible for the company’s non-qualified deferred compensation plan, executive long term disability plan and annual executive physical benefit. We will provide enrollment information for these plans on your start date.

Vacation accrual begins with your first day of employment and will be accrued according to Ulta Beauty's vacation policy. You may accrue up to five weeks of vacation time.  In addition, you will receive 5 personal days and 6 sick days prorated based on your start date.

The Company will reimburse you for all reasonable business, entertainment and travel expenses incurred in performing services for the Company; provided that such expenses are incurred, accounted for, and reimbursed in accordance with the Company’s expense reimbursement policy.

We are pleased to provide you our Executive Level relocation benefits to relocate you and your family to the Chicagoland area for a period of twelve months following your start date. If you are involuntarily separated from the Company for reasons other than cause, you will be eligible to receive severance benefits commensurate with the severance benefits offered to executives at your job level in the Company under any Company policy then in effect, provided that you execute an effective release of claims at time of termination.

You will be indemnified, held harmless and advanced expenses by the Company, to the fullest extent permitted by the laws of the State of Delaware and the Company’s governing documents and insurance coverages, for claims which may arise as a result of performance of your duties and responsibilities to the Company. You will be entitled to coverage under any insurance policies the Company may elect to maintain generally for the benefit of its officers, directors and managers regarding such claims.

The Company will reimburse you for the reasonable attorneys’ fees incurred by you in connection with the negotiation and execution of this offer of employment and any amendment or restatement hereof, in an amount not to exceed $20,000.

The validity, interpretation, construction and performance of this offer letter shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles.

THE PARTIES HERETO AGREE TO SUBMIT ALL DISPUTES AND/OR ACTIONS REGARDING THIS AGREEMENT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS IN COOK COUNTY, ILLINOIS. EACH OF THE PARTIES WAIVES ANY RIGHTS TO A TRIAL BY JURY. EXCEPT WHERE INJUNCTIVE OR OTHER EMERGENCY RELIEF IS SOUGHT, THE PARTIES HERETO AGREE THAT, AS A CONDITION PRECEDENT TO ANY ACTION REGARDING DISPUTES ARISING UNDER THIS AGREEMENT, SUCH DISPUTES SHALL FIRST BE SUBMITTED TO MEDIATION BEFORE A PROFESSIONAL MEDIATOR SELECTED BY THE PARTIES, AT A MUTUALLY AGREED TIME AND PLACE, AND WITH THE MEDIATOR’S FEES SPLIT EQUALLY BETWEEN THE PARTIES.

Your offer is contingent upon the following items:

•

Pre-employment drug screen: Ulta Beauty is a drug free workplace so acceptable results of a pre-employment drug screening are needed. You are required to complete the drug screen within 3 business days from your acceptance.

•	Background check results: Successfully passing Ulta Beauty’s pre-employment background investigation.
•	Prior to your start date, Ulta’s Confidential Information and Protective Covenant Agreement will need to be completed, signed and returned to us.
•	Signature of acceptance of this offer of employment: Please sign and date this offer letter and return to Anita Ryan. If needed, please feel free to reach out with any questions.

We want to remind you that we are offering you this position because of your general skills and abilities, and not because you possess or have knowledge of protectable, confidential, or trade secret information belonging to a previous employer.  We do not want information belonging to your previous employer.  In fact, while working for Ulta Beauty we prohibit you from directly or indirectly using or disclosing such information in connection with your employment.  By accepting your offer, you will agree that while performing your responsibilities for Ulta Beauty, you will not breach any obligations owed to previous employers involving such information, including any confidentiality, non-competition, or non-solicitation agreement.

We recognize that you have the option, as does our company, of ending your employment with Ulta Beauty at any time, with or without notice and with or without cause. As such, your employment with us is at will and neither this letter nor any other oral or written representations may be considered an employment contract.

Chris, I am so excited about having you on my executive leadership team.   I am looking forward to what you will bring to Ulta Beauty.   I believe you'll find it truly rewarding to be part of our organization. This is such an exciting time, and we look forward to getting you started on your journey with Ulta Beauty.

Congratulations,

/s/ Kecia Steelman

Kecia Steelman

President and Chief Executive Officer

Cc:  Anita Ryan, CHRO

I agree to the terms and accept this offer of employment.

Accepted by:

/s/ Christopher DelOrefice

Christopher DelOrefice

Ulta Beauty Confidential Information